Exhibit 99.1

Reata Announces promotion and New hires for key leadership roles

PLANO, Texas—July 7, 2020 (GLOBE NEWSWIRE)—Reata Pharmaceuticals, Inc. (Nasdaq: RETA) (“Reata,” the “Company,” or “we”), a clinical-stage biopharmaceutical company, today announced the expansion of its leadership team and the appointment of several experienced industry leaders to key management roles.

Colin J. Meyer, MD has been promoted to the newly created position of Chief Research and Development Officer and Executive Vice President.  In this role, Dr. Meyer will be responsible for the strategic direction of the Company’s research, development, and clinical functions, with a focus on advancing the development of Reata’s robust product pipeline.  Dr. Meyer will lead the Company’s efforts to explore additional indications for bardoxolone methyl (“bardoxolone”) and omaveloxolone and to advance the Phase 2-ready molecules RTA 901 and RTA 1701.  Dr. Meyer joined Reata in 2003.  He was involved with the initial in-licensing activities that resulted in the acquisition of several of Reata’s technologies, including its Nrf2 activators.  Dr. Meyer held various roles of increasing responsibility in Clinical, Regulatory, and Product Development before being appointed to the role of Chief Medical Officer in 2013.

In addition, Reata welcomes the following new hires—all of whom have significant industry and commercial experience—to key leadership positions within the Company:

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Seemi Khan, MD has been named Chief Medical Officer at Reata.  Dr. Khan, a U.S. trained internist and nephrologist, will have responsibility for all clinical development programs, from late preclinical to pivotal Phase 3 trials, as well as completion of post-approval commitments and medical affairs activities across the Company’s therapeutic areas.  Dr. Khan served as a nephrology faculty member at Tufts University, Boston.  Her prior industry experience includes leadership roles at Mitsubishi Tanabe, Quark Pharma, and AbbVie.

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Andrea Loewen has joined Reata as Vice President, Global Regulatory Affairs.  Her career in the biopharmaceutical industry spans more than 30 years at Shire, Biogen, Baxter Healthcare, and a number of smaller biopharmaceutical companies.  She has significant leadership experience developing and implementing innovative regulatory strategies, building out global regulatory organizations and capabilities,  engaging and negotiating with health authorities, and preparing and filing development and registration dossiers, including New Drug Applications (NDAs), Biologics License Applications, and EU Marketing Authorisation Applications (MAAs).

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Kevin Johnston joins Reata as Vice President and Chief Technical Officer.  In this role, Mr. Johnston will be responsible for establishing and leading the Company’s manufacturing and supply chain organization.  Mr. Johnston has over 20 years of global pharmaceutical management and leadership experience in small-molecule development and manufacturing.  Most recently, he served as Vice President of Supply Chain &

Logistics at TESARO, Inc., where he built and led a late-stage clinical and commercial manufacturing and supply chain organization that enabled multiple, small-molecule NDA and MAA approvals and launches, in addition to supporting global clinical supply management.

"We are delighted to make these key additions to our leadership team," said Warren Huff, Reata’s Chief Executive Officer and President.  “Each of these individuals brings a critical set of skills to the organization as we transition from a late-stage research and development company to a multi-product, commercial-stage company with a robust and sustainable pipeline of innovative medicines.”

About Reata Pharmaceuticals, Inc.

Reata is a clinical-stage biopharmaceutical company that develops novel therapeutics for patients with serious or life-threatening diseases by targeting molecular pathways involved in the regulation of cellular metabolism and inflammation.  Reata’s two most advanced clinical candidates, bardoxolone and omaveloxolone, target the important transcription factor Nrf2 that promotes the resolution of inflammation by restoring mitochondrial function, reducing oxidative stress, and inhibiting pro-inflammatory signaling.  Bardoxolone and omaveloxolone are investigational drugs, and their safety and efficacy have not been established by any agency.

Contact:

Reata Pharmaceuticals, Inc.

(972) 865-2219

http://reatapharma.com

Investors:

Vinny Jindal

Vice President, Corporate Communications and Strategy

(469) 374-8721

ir@reatapharma.com

http://reatapharma.com/contact-us/

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the success, cost and timing of our product development activities and clinical trials, our plans to research, develop and commercialize our product candidates, our plans to submit regulatory filings, and our ability to obtain and retain regulatory approval of our product candidates. You can identify forward-looking statements because they contain words such as “believes,” “will,” “may,” “aims,” “plans,” “model,” and “expects.”  Forward-looking statements are based on Reata’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, (i) the timing, costs, conduct, and outcome of our clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; (ii) the timing and likelihood of regulatory filings and approvals for our product candidates; (iii) whether regulatory authorities determine that additional trials or data are necessary in order to obtain approval; (iv) the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the market opportunities for our product candidates; and (v) other factors set forth in Reata’s filings with the U.S. Securities and Exchange Commission, including the detailed factors discussed under the caption “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019.  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.